SECURITIES EXCHANGE AGREEMENT

This SECURITIES EXCHANGE AGREEMENT (this “Agreement”), dated as of August 28, 2006, is by and among RTO HOLDINGS, INC., a Nevada corporation (the “Parent”), ORION ETHANOL, LLC, a Kansas limited liability company (the “Company”), and the members of the Company signatory hereto (the “Members”).

BACKGROUND

The Company has 100,000 units that evidence membership interests in the Company (the “Company Units”) outstanding, all of which are held by the Members. Each of the Members is the record and beneficial owner of the number of Company Units set forth opposite such Member’s name on Exhibit A. Each of the Members has agreed to transfer all of his, her or its (hereinafter “its”) Company Units to the Parent in exchange for the number of newly issued shares of common stock, par value $0.001 per share, of the Parent (the “Parent Stock”) listed opposite such Member’s name on Exhibit A, which in the aggregate amount to a total of 31,272,740 shares of Parent Stock (the “Shares”) and represent control of the Parent within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the “Code”).

The exchange of the Company Units for Parent Stock is intended to constitute a non-taxable transfer to a controlled corporation under Code Section 351(a) for federal income tax purposes.

The Board of Directors of the Parent and the Company have determined that it is desirable to effect this plan of reorganization and securities exchange.

AGREEMENT

NOW THEREFORE, the parties agree as follows:

ARTICLE I

Exchange of Securities

SECTION 1.01. Exchange by Members. At the Closing (as defined in Section 1.02), each of the Members shall sell, transfer, convey, assign and deliver to the Parent its Company Units free and clear of all Liens (as defined below) in exchange for the Parent Stock listed on Exhibit A opposite such Member’s name.

SECTION 1.02. Closing. The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) shall take place on the date hereof (the “Closing Date”).

ARTICLE II

Representations and Warranties of Members

Each of the Members hereby severally (and not jointly) represents and warrants to the Parent with respect to itself, as follows:

SECTION 2.01. Good Title. The Member is the record and beneficial owner, and has good title to its Company Units, with the right and authority to sell and deliver such Company Units. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of the Parent as the new owner of the Company Units in the share register of the Company, the Parent will receive good title to its Company Units, free and clear of all liens, security interests, pledges, equities and claims of any kind, voting trusts, member agreements and other encumbrances (collectively, “Liens”).

SECTION 2.02. Organization. Each Member that is an entity is duly organized and validly existing in its jurisdiction of organization.

SECTION 2.03. Power and Authority. Each Member that is an entity has the legal power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All acts required to be taken by the Members to enter into this Agreement and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the Member, enforceable against such Member in accordance with the terms hereof.

SECTION 2.04. No Conflicts. The execution and delivery of this Agreement by the Member and the performance by the Member of its obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any third party or any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (“Governmental Entity”) under any statutes, laws, ordinances, rules, regulations, orders, writs, injunctions, judgments, or decrees (collectively, “Laws”); (ii) will not violate any Laws applicable to such Member and (iii) will not violate or breach any contractual obligation to which such Member is a party.

SECTION 2.05. No Finder’s Fee. The Member has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions.

SECTION 2.06. Entirely for Own Account. The Parent Stock proposed to be acquired by the Member hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and the Member has no present intention of selling or otherwise distributing the Parent Stock, except in compliance with applicable securities laws.

SECTION 2.07. Available Information. The Member has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Parent.

SECTION 2.08. Non-Registration. The Member understands that the Parent Stock has not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Member’s representations as expressed herein.

SECTION 2.09. Restricted Securities. The Member understands that the Parent Stock is characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Member pursuant hereto, the Parent Stock would be acquired in a transaction not involving a public offering. The Member further acknowledges that if the Parent Stock is issued to the Member in accordance with the provisions of this Agreement, such Parent Stock may not be resold without registration under the Securities Act or the existence of an exemption therefrom. In this connection, the Member represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

SECTION 2.10. Legends. It is understood that the Parent Stock will bear one or all of the following legends:

(a) “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.”

(b) Any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to the Parent that, except as set forth in the Company Disclosure Letter (and regardless of whether or not the Company Disclosure Letter is referenced below with respect to any particular representation or warranty), dated as of the date of this Agreement, from the Company to the Parent and delivered to the Parent, relating to the Company and its subsidiaries (the “Company Disclosure Letter”), or in the draft Current Report on Form 8-K of the Parent, which was prepared by the Company and the Parent and will be filed with the U.S. Securities and Exchange Commission (“SEC”) on or about the date hereof:

SECTION 3.01. Organization, Standing and Power. Each of the Company and its subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the limited liability company power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Company, a material adverse effect on the ability of the Company to perform its obligations under this Agreement or on the ability of the Company to consummate the Transactions (a “Company Material Adverse Effect”). The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered to the Parent true and complete copies of the articles of formation and operating agreement of the Company and such other constituent instruments of the Company as may exist, each as amended to the date of this Agreement (as so amended, the “Company Constituent Instruments”), and the comparable articles of formation, operating agreements, charter, organizational documents and other constituent instruments of each Company Subsidiary, in each case as amended through the date of this Agreement.

SECTION 3.02. Company Subsidiaries; Equity Interests.

(a) The Company Disclosure Letter lists each Company Subsidiary and its jurisdiction of organization. Except as specified in the Company Disclosure Letter, all the outstanding membership interests of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all Liens.

(b) Except for its interests in the Company Subsidiaries, the Company does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

SECTION 3.03. Capital Structure. The authorized capital of the Company consists of the Units. Effective as of the execution and Closing, of the transactions referenced by this Agreement, except as set forth in the Company’s Constituent Instruments there are no Units, or rights with respect thereto issued and outstanding or reserved for employees. The issued and outstanding, Units have been duly authorized and validly issued, are fully paid and nonassessable and were issued in compliance with all applicable state and federal laws concerning, the issuance of securities. Except as set forth in the Company Constituent Instruments, there are no outstanding, rights, options, warrants, conversion rights, or agreements for the purchase or acquisition from the Company of any of its Units. Except as set forth in this section 3.03 and in the Company Disclosure Letter, there are not any bonds, debentures, notes or other indebtedness of Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Units may vote (“Voting Company Debt”). Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of the Company or of any Company Subsidiary. Except as set forth in the Company Disclosure Letter, as of the date of this Agreement, there are not any outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of Parent.

SECTION 3.04. Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against the Company in accordance with its terms.

SECTION 3.05. No Conflicts; Consents.

(a) Except as set forth in the Company Disclosure Letter, the execution and delivery by the Company of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Constituent Instruments or the comparable charter or organizational documents of any Company Subsidiary, (ii) any material contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any material judgment, order or decree (“Judgment”) or material Law applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Except as set forth in the Company Disclosure Letter and except for required filings with the SEC and applicable “Blue Sky” or state securities commissions, no material consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

SECTION 3.06. Benefit Plans.

(a) Except as set forth in the Company Disclosure Letter, the Company does not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, equity ownership, equity purchase, option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary (collectively, “Company Benefit Plans”). Except as set forth in the Company Disclosure Letter, as of the date of this Agreement there are not any severance or termination agreements or arrangements between the Company or any Company Subsidiary and any current or former employee, officer or director of the Company or any Company Subsidiary, nor does the Company or any Company Subsidiary have any general severance plan or policy.

(b) Since March 31, 2006, there has not been any adoption or amendment in any material respect by the Company or any Company Subsidiary of any Company Benefit Plan.

SECTION 3.07. Litigation. There are no suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, nor is there any Judgment outstanding against the Company or any Company Subsidiary.

SECTION 3.08. Compliance with Applicable Laws. The Company and the Company Subsidiaries are in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in the Company Disclosure Letter, the Company has not received any written communication during the past two years from a Governmental Entity that alleges that the Company is not in compliance in any material respect with any applicable Law. This Section 3.09 does not relate to matters with respect to Taxes, which are the subject of Section 3.06.

SECTION 3.09. Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

SECTION 3.10. Contracts. Except as disclosed in the Company Disclosure Letter, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company and its subsidiaries taken as a whole. Neither the Company nor any Company Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

SECTION 3.11. Title to Properties. Except as set forth in the Disclosure Letter, the Company and the Company Subsidiaries do not own any real property. Each of the Company and the Company Subsidiaries has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which the Company or any of the Company Subsidiaries has leasehold interests, are free and clear of all Liens other than those set forth in the Company Disclosure Letter and except for Liens that, in the aggregate, do not and will not materially interfere with the ability of the Company and the Company Subsidiaries to conduct business as currently conducted.

SECTION 3.12. Intellectual Property. The Company and the Company Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (collectively, “Intellectual Property Rights”) which are material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole. The Company Disclosure Letter sets forth a description of all Intellectual Property Rights which are material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole. There are no claims pending or, to the knowledge of the Company, threatened that the Company or any of the Company Subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of the Company, no person is infringing the rights of the Company or any of the Company Subsidiaries with respect to any Intellectual Property Right.

SECTION 3.13. Labor Matters. There are no collective bargaining or other labor union agreements to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound.

SECTION 3.14. Financial Statements. The Company has delivered to the Parent its audited consolidated financial statements for the fiscal years ended December 31, 2005 and 2004 and unaudited financial statements for the six month period ended June 30, 2006 (collectively, the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. The Company Financial Statements fairly present in all material respects the financial condition and operating results of the Company, as of the dates, and for the periods, indicated therein. The Company does not have any material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to [June 30, 2006], and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Company Financial Statements, which, in both cases, individually and in the aggregate would not be reasonably likely to have a Company Material Adverse Effect.

SECTION 3.15. Insurance. The Company and its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and its subsidiaries are engaged and in the geographic areas where they engage in such businesses. The Company has no reason to believe that it will not be able to renew its and its subsidiaries’ existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for the Company’s and such subsidiaries’ respective lines of business.

SECTION 3.16. Transactions With Affiliates and Employees. Except as set forth in the Company Disclosure Letter and Company Financial Statements, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

SECTION 3.17. Internal Accounting Controls. The Company and its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including its subsidiaries, is made known to the officers by others within those entities. The Company's officers have evaluated the effectiveness of the Company's controls and procedures. Since December 31, 2005, there have been no significant changes in the Company’s internal controls or, to the Company's knowledge, in other factors that could significantly affect the Company's internal controls.

SECTION 3.18. Solvency. Based on the financial condition of the Company as of the Closing Date (and assuming that the Closing shall have occurred), (i) the Company's fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company's existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) the Company's assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

SECTION 3.19. Application of Takeover Protections. The Company has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company's charter documents or the laws of its state of incorporation that is or could become applicable to the Members as a result of the Members and the Company fulfilling their obligations or exercising their rights under this Agreement.

SECTION 3.20. No Additional Agreements. The Company does not have any agreement or understanding with any Members with respect to the transactions contemplated by this Agreement other than as specified in this Agreement.

SECTION 3.21. Investment Company. The Company is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.22. Disclosure. The Company confirms that neither it nor any person acting on its behalf has provided any Member or its respective agents or counsel with any information that the Company believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by the Parent under a current report on Form 8-K filed within one business days after the Closing. The Company understands and confirms that the Members will rely on the foregoing representations and covenants in effecting transactions in securities of the Company. All disclosure provided to the Members regarding the Company, its business and the transactions contemplated hereby, furnished by or on behalf of the Company (including the Company’s representations and warranties set forth in this Agreement) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

SECTION 3.23. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the notice that is required to be sent to the stockholders of the Parent pursuant to Rule 14f-1 (the “14f-1 Notice”) promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”) will, at the date it is first mailed to the Parent’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 3.24. Absence of Certain Changes or Events. Except as disclosed in the Company Financial Statements or in the Company Disclosure Letter, from June 30,2006 to the date of this Agreement, the Company has conducted its business only in the ordinary course, and during such period there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Company or any Company Subsidiary, except changes in the ordinary course of business that have not caused, in the aggregate, a Company Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a Company Material Adverse Effect;

(c) any waiver or compromise by the Company or any Company Subsidiary of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company or any Company Subsidiary, except in the ordinary course of business and the satisfaction or discharge of which would not have a Company Material Adverse Effect;

(e) any material change to a material Contract by which the Company or any Company Subsidiary or any of its respective assets is bound or subject;

(f) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company or any Company Subsidiary, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s or such Company Subsidiary’s ownership or use of such property or assets;

(g) any loans or guarantees made by the Company or any Company Subsidiary to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(h) any alteration of the Company’s method of accounting or the identity of its auditors;

(i) any declaration or payment of dividend or distribution of cash or other property to Members or any purchase, redemption or agreements to purchase or redeem any shares of Company Units;

(j) any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Company Unit plans; or

(k) any arrangement or commitment by the Company or any Company Subsidiary to do any of the things described in this Section 3.24.

ARTICLE IV

Representations and Warranties of the Parent

The Parent represents and warrants as follows to each of the Members and the Company that, except as set forth in the reports, schedules, forms, statements and other documents filed by Parent with the SEC and publicly available prior to the date of the Agreement (the “Filed Parent SEC Documents”) or in the letter, dated as of the date of this Agreement, from Parent to the Company and the Members (the “Parent Disclosure Letter”):

SECTION 4.01. Organization, Standing and Power. Parent is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Parent, a material adverse effect on the ability of Parent to perform its obligations under this Agreement or on the ability of Parent to consummate the Transactions (a “Parent Material Adverse Effect”). Parent is duly qualified to do business in each jurisdiction where the nature of its business or their ownership or leasing of its properties make such qualification necessary and where the failure to so qualify would reasonably be expected to have a Parent Material Adverse Effect. Parent has delivered to the Company true and complete copies of the articles of incorporation of Parent, as amended to the date of this Agreement (as so amended, the “Parent Charter”), and the Bylaws of Parent, as amended to the date of this Agreement (as so amended, the “Parent Bylaws”).

SECTION 4.02. Subsidiaries; Equity Interests. Parent does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

SECTION 4.03. Capital Structure. The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of the date hereof (i) 1,388,285 shares of Parent Common Stock are issued and outstanding, (ii) no shares of preferred stock are outstanding and (iii) no shares of Parent Common Stock or preferred stock are held by Parent in its treasury. Except as set forth above, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of Parent are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the General Corporation Law of the State of Nevada, the Parent Charter, the Parent Bylaws or any Contract to which Parent is a party or otherwise bound. 1,371,000 of the outstanding 1,388,285 shares of the Parent’s Common Stock are restricted stock, of which 1,346,000 shares are held by affiliates of the Parent and constitute control stock. The remaining 17,285 shares of Parent Common Stock are free-trading shares and may be resold without restriction. There are not any bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Common Stock may vote (“Voting Parent Debt”). Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Parent is a party or by which any of them is bound (i) obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Parent or any Voting Parent Debt, (ii) obligating Parent to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of the Parent. As of the date of this Agreement, there are not any outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of capital stock of Parent. Except as otherwise provided for below or otherwise disclosed in the Parent Disclosure letter, the Parent is not a party to any agreement granting any security holder of the Parent the right to cause the Parent to register shares of the capital stock or other securities of the Parent held by such security holder under the Securities Act. The stockholder list provided to the Company is a current shareholder list generated by its stock transfer agent, and such list accurately reflects all of the issued and outstanding shares of the Parent’s Common Stock.

SECTION 4.04. Authority; Execution and Delivery; Enforceability. The execution and delivery by the Parent of this Agreement and the consummation by the Parent of the Transactions have been duly authorized and approved by the Board of Directors of the Parent and no other corporate proceedings on the part of the Parent are necessary to authorize this Agreement and the Transactions. This Agreement constitutes a legal, valid and binding obligation of the Parent, enforceable against the Parent in accordance with the terms hereof.

SECTION 4.05. No Conflicts; Consents.

(a) Except as set forth in the Parent Disclosure Letter, the execution and delivery by Parent of this Agreement, does not, and the consummation of Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Parent under, any provision of (i) Parent Charter or Parent Bylaws, (ii) any material Contract to which Parent is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.05(b), any material Judgment or material Law applicable to Parent or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than the (A) filing with the SEC of 14f-1 Notice and (B) filing with the SEC of reports under Sections 13 and 16 of the Exchange Act, and (C) filings under state “blue sky” laws, as may be required in connection with this Agreement and the Transactions.

SECTION 4.06. SEC Documents; Undisclosed Liabilities.

(a) Parent has filed all reports, schedules, forms, statements and other documents required to be filed by Parent with the SEC since January 1, 2004, pursuant to Sections 13(a), 14 (a) and 15(d) of the Exchange Act (the “Parent SEC Documents”).

(b) As of its respective filing date, each Parent SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later filed Parent SEC Document, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Except as set forth in the Filed Parent SEC Documents, Parent has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of Parent or in the notes thereto. The Parent Disclosure Letter sets forth all financial and contractual obligations and liabilities (including any obligations to issue capital stock or other securities of the parent) due after the date hereof. As of the date hereof the Parent has total liabilities of less than $5,000, all of which liabilities shall be paid off at or prior to the Closing and shall in no event remain liabilities of the Parent, the Company or the Members following the Closing.

SECTION 4.07. Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the 14f-1 Notice will, at the date it is first mailed to the Parent’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 4.08. Absence of Certain Changes or Events. Except as disclosed in the Filed Parent SEC Documents or in the Parent Disclosure Letter, from the date of the most recent audited financial statements included in the Filed Parent SEC Documents to the date of this Agreement, Parent has conducted its business only in the ordinary course, and during such period there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Parent from that reflected in the Parent SEC Documents, except changes in the ordinary course of business that have not caused, in the aggregate, a Parent Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a Parent Material Adverse Effect;

(c) any waiver or compromise by the Parent of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Parent, except in the ordinary course of business and the satisfaction or discharge of which would not have a Parent Material Adverse Effect;

(e) any material change to a material Contract by which the Parent or any of its assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g) any resignation or termination of employment of any officer of the Parent;

(h) any mortgage, pledge, transfer of a security interest in, or lien, created by the Parent, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Parent’s ownership or use of such property or assets;

(i) any loans or guarantees made by the Parent to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j) any declaration, setting aside or payment or other distribution in respect of any of the Parent’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Parent; or

(k) any alteration of the Parent’s method of accounting or the identity of its auditors; or

(l) any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Parent stock option plans; or

(m) any arrangement or commitment by the Parent to do any of the things described in this Section 4.08.

SECTION 4.09. Taxes.

(a) Parent has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, has been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) The most recent financial statements contained in the Filed Parent SEC Documents reflect an adequate reserve for all Taxes payable by Parent (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Parent, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Parent. Parent is not bound by any agreement with respect to Taxes.

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

SECTION 4.10. Absence of Changes in Benefit Plans. From the date of the most recent audited financial statements included in the Filed Parent SEC Documents to the date of this Agreement, there has not been any adoption or amendment in any material respect by Parent of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Parent (collectively, “Parent Benefit Plans”). As of the date of this Agreement there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between the Parent and any current or former employee, officer or director of the Parent, nor does the Parent have any general severance plan or policy.

SECTION 4.11. ERISA Compliance; Excess Parachute Payments. The Parent does not, and since its inception never has, maintained, or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other Parent Benefit Plan for the benefit of any current or former employees, consultants, officers or directors of Parent.

SECTION 4.12. Litigation. Except as disclosed in the Filed Parent SEC Documents or in the Parent Disclosure Letter, there is no suit, action or proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent (and Parent is not aware of any basis for any such suit, action or proceeding) that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, nor is there any Judgment outstanding against Parent that has had or would reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.13. Compliance with Applicable Laws. Except as disclosed in the Filed Parent SEC Documents or in the Parent Disclosure Letter, Parent is in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Except as set forth in the Filed Parent SEC Documents or in the Parent Disclosure Letter, Parent has not received any written communication during the past two years from a Governmental Entity that alleges that Parent is not in compliance in any material respect with any applicable Law. This Section 4.13 does not relate to matters with respect to Taxes, which are the subject of Section 4.09.

SECTION 4.14. Contracts. Except as disclosed in the Parent Filed SEC Documents, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Parent taken as a whole. Parent is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

SECTION 4.15. Title to Properties. Parent has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which the Parent has leasehold interests, are free and clear of all Liens other than those set forth in the Parent Disclosure Letter and except for Liens that, in the aggregate, do not and will not materially interfere with the ability of the Parent to conduct business as currently conducted. Parent has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Parent enjoys peaceful and undisturbed possession under all such material leases.

SECTION 4.16. Intellectual Property. Parent owns, or is validly licensed or otherwise has the right to use, all Intellectual Property Rights which are material to the conduct of the business of the Parent taken as a whole. The Parent Disclosure Letter sets forth a description of all Intellectual Property Rights which are material to the conduct of the business of the Parent taken as a whole. Except as set forth in the Parent Disclosure Letter no claims are pending or, to the knowledge of the Parent, threatened that the Parent is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of the Parent, no person is infringing the rights of the Parent with respect to any Intellectual Property Right.

SECTION 4.17. Labor Matters. There are no collective bargaining or other labor union agreements to which the Parent is a party or by which it is bound.

SECTION 4.18. Market Makers. The Parent has at least two market makers for its common shares and such market makers have obtained all permits and made all filings necessary in order for such market makers to continue as market makers of the Parent.

SECTION 4.19. Transactions With Affiliates and Employees. Except as set forth in the Filed Parent SEC Documents and Parent Disclosure Letter, none of the officers or directors of the Parent and, to the knowledge of the Parent, none of the employees of the Parent is presently a party to any transaction with the Parent or any subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Parent, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

SECTION 4.20. Internal Accounting Controls. The Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Parent has established disclosure controls and procedures for the Parent and designed such disclosure controls and procedures to ensure that material information relating to the Parent is made known to the officers by others within those entities. The Parent's officers have evaluated the effectiveness of the Parent's controls and procedures. Since December 31, 2005, there have been no significant changes in the Parent’s internal controls or, to the Parent's knowledge, in other factors that could significantly affect the Parent's internal controls.

SECTION 4.21. Solvency. Based on the financial condition of the Parent as of the Closing Date (and assuming that the Closing shall have occurred), (i) the Parent's fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Parent's existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) the Parent's assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Parent, and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Parent, together with the proceeds the Parent would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. The Parent does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

SECTION 4.22. Application of Takeover Protections. The Parent has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Parent's charter documents or the laws of its state of incorporation that is or could become applicable to the Members as a result of the Members and the Parent fulfilling their obligations or exercising their rights under this Agreement.

SECTION 4.23. No Additional Agreements. The Parent does not have any agreement or understanding with the Members with respect to the transactions contemplated by this Agreement other than as specified in this Agreement.

SECTION 4.24. Investment Company. The Parent is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.25. Disclosure. The Parent confirms that neither it nor any person acting on its behalf has provided any Member or its respective agents or counsel with any information that the Parent believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by the Parent under a current report on Form 8-K filed within one business days after the Closing. The Parent understands and confirms that the Members will rely on the foregoing representations and covenants in effecting transactions in securities of the Parent. All disclosure provided to the Members regarding the Parent, its business and the transactions contemplated hereby, furnished by or on behalf of the Parent (including the Parent’s representations and warranties set forth in this Agreement) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

SECTION 4.26. Certain Registration Matters. Except as specified in the Parent Disclosure Letter and Filed Parent SEC Documents and except for registration rights granted to affiliates of Timothy Halter and Pennaluna & Co., the Parent has not granted or agreed to grant to any person any rights (including "piggy-back" registration rights) to have any securities of the Parent registered with the SEC or any other governmental authority that have not been satisfied.

SECTION 4.27. Listing and Maintenance Requirements. The Parent is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the Parent Stock on the trading market on which the Parent Stock are currently listed or quoted. The issuance and sale of the Shares under this Agreement does not contravene the rules and regulations of the trading market on which the Parent Stock are currently listed or quoted, and no approval of the stockholders of the Parent is required for the Parent to issue and deliver to the Members the Shares contemplated by this Agreement.

ARTICLE V

Deliveries

SECTION 5.01. Deliveries of the Members.

(a) Concurrently herewith each Member is delivering to the Parent this Agreement executed by the Member.

(b) At or prior to the Closing, each Member shall deliver to the Parent:

(i) certificates, if any, representing its Company Units; and

(ii) if Units are certificated, duly executed stock powers for transfer by the Member of its Company Units to the Parent.

SECTION 5.02. Deliveries of the Parent.

(a) Concurrently herewith, the Parent is delivering:

(i) to each Member and to the Company, a copy of this Agreement executed by Parent;

(ii) to the Company, a certificate from the Parent, signed by its Secretary or Assistant Secretary certifying that the attached copies of the Parent Charter, Parent Bylaws and resolutions of the Board of Directors of the Parent approving the Agreement and the Transactions are all true, complete and correct and remain in full force and effect;

(iii) to the Company, a letter of resignation of Timothy Halter from all offices he holds with the Parent effective upon the Closing and from his position as a director of the Parent that will become effective upon the 10th day following the mailing by the Parent to its stockholders the 14f-1 Notice;

(iv) to the Company, evidence of the election of Patrick Barker, as a director and as Chairman of the Board of Directors of the Parent effective upon execution of this Agreement by the Parent;

(v) to the Company, evidence of the election of Patrick N. Barker, as Chief Executive Officer and President of the Parent, Lane Hamm as the Treasurer and Chief Financial Officer of the Parent, Timothy C. Barker as the Executive Vice President/Business Development of the Parent, and Joshua Barker, as the Executive Vice President/Risk Management of the Parent, effective upon execution of this Agreement by the Parent;

(vi) to the Company, such pay-off letters and releases relating to liabilities as the Company shall request and such pay-off letters and releases shall be in form and substance satisfactory to the Company; and

(vii) to the Company the results of UCC, judgment lien and tax lien searches with respect to the Parent, the results of which indicate no liens on the assets of the Parent.

(b) At or immediately after the Closing, the Parent shall deliver to each Member, certificates representing the new shares of Parent Common Stock issued to such Member as set forth on Exhibit A

SECTION 5.03. Deliveries of the Company.

(a) Concurrently herewith, the Company is delivering to the Parent:

(i) this Agreement executed by Company; and

(ii) a certificate from the Company, signed by its authorized officer certifying that the attached copies of the Company Constituent Instruments and resolutions of the Board of Directors of the Company approving the Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

ARTICLE VI

Conditions to Closing

SECTION 6.01. Member and Company Conditions Precedent. The obligations of the Members and the Company to enter into and complete the Closing is subject, at the option of the Members and the Company, to the fulfillment on or prior to the Closing Date of the following conditions.

(a) Representations and Covenants. The representations and warranties of the Parent contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Parent shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Parent on or prior to the Closing Date. The Parent shall have delivered to the Company, if requested, a certificate, dated the Closing Date, to the foregoing effect.

(b) Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of the Company, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of the Parent.

(c) No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since December 31, 2005 which has had or is reasonably likely to cause a Parent Material Adverse Effect.

(d) SEC Reports. The Parent shall have filed all reports and other documents required to be filed by Parent under the U.S. federal securities laws through the Closing Date.

(e) OTCBB Quotation. The Parent shall have maintained its status as a Company whose common stock is quoted on the Over-the-Counter Bulletin Board and no reason shall exist as to why such status shall not continue immediately following the Closing.

(f) Issuance of Warrants. Each of the Members’ who previously was a holder of units in Gateway Holdco, LLC (a “Gateway Member”) shall have been issued a Warrant in the form of Exhibit B to this Agreement for the purchase of the number of shares of Parent Stock equal to the quotient of (i) twenty percent (20%) of such Gateway Member’s original investment in Gateway Holdco, LLC, divided by the price paid by investors for shares of the Parent Common Stock in the next equity financing round in which the Parent receives proceeds of at least $20 million.

(g) Make Whole Agreement. Each of the Gateway Members and each Member who previously was a holder of units in Orion Development, LLC (an “Orion Development Member”) shall have entered the Make Whole Agreement in the form of Exhibit C, (annexed hereto) pursuant to which the Orion Development Members are obligated to transfer to the Gateway Members a number of Shares, such that, in the aggregate, following such transfer, the Gateway Members will own 62.09% of the issued and outstanding capital stock of the Parent, if the Parent does not consummate an equity financing transaction in which the Parent receives gross proceeds of at least $20 million (the “PIPE”) on or before July 31, 2007.

(h) Deliveries. The deliveries specified in Section 5.02 shall have been made by the Parent.

SECTION 6.02. Parent Conditions Precedent. The obligations of the Parent to enter into and complete the Closing is subject, at the option of the Parent, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Parent in writing.

(a) Representations and Covenants. The representations and warranties of the Members and the Company contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Members and the Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Members and the Company on or prior to the Closing Date. The Company shall have delivered to the Parent, if requested, a certificate, dated the Closing Date, to the foregoing effect.

(b) Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of the Parent, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of the Parent.

(c) No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since December 31, 2005 which has had or is reasonably likely to cause a Company Material Adverse Effect.

(d) Deliveries. The deliveries specified in Section 5.01 and Section 5.03 shall have been made by the Members and the Company, respectively.

(e) Audited Financial Statements and Form 10 Disclosure. The Company shall have provided the Parent with reasonable assurances that the Parent will be able to comply with its obligation to file a current report on Form 8-K within one (1) business days following the Closing containing the requisite audited consolidated financial statements of the Company and the requisite Form 10-type disclosure regarding the Company.

(f) Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding membership interests of the Company and shares of the capital stock of the Parent, on a fully-diluted basis issued in exchange therefor, shall be as specified in Exhibit A.

(g) No Suspensions of Trading in Parent Stock; Listing. Trading in the Parent Stock shall not have been suspended by the SEC or any trading market (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding the Parent) at any time since the date of execution of this Agreement, and the Parent Stock shall have been at all times since such date listed for trading on a trading market.

ARTICLE VII

Covenants

SECTION 7.01. Preparation of the 14f-1 Notice; Blue Sky Laws.

(a) As soon as possible following the date of this Agreement and in any event, within two business days hereafter, the Company and Parent shall prepare and file with the SEC the 14f-1 Notice in connection with the consummation of this Agreement. The Parent shall cause the 14f-1 Notice to be mailed to the Parent’s stockholders as promptly as practicable thereafter.

(b) Parent shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Stock in connection with this Agreement.

SECTION 7.02. Public Announcements. Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

SECTION 7.03. Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the party incurring such fees or expenses, whether or not this Agreement is consummated.

SECTION 7.04. Continued Efforts. Each party hereto shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

SECTION 7.05. Conduct of Business.  During the period from the date hereof through the Closing Date, Parent and the Company shall carry on their respective businesses in the ordinary and usual course consistent with past practice.

SECTION 7.06. Exclusivity. The Parent shall not (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities of the Parent, or any assets of the Parent (including any acquisition structured as a merger, consolidation, share exchange or other business combination), (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing, or (iii) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby. The Parent shall notify the Company immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

SECTION 7.07. Filing of 8-K. Parent shall, and the Members shall cause the Parent to, file, within one business days of the Closing Date, a current report on Form 8-K with the SEC disclosing the terms of this Agreement and other requisite disclosure regarding the Transactions and including the requisite audited consolidated financial statements of the Company and the requisite Form 10 disclosure regarding the Company.

SECTION 7.08. Furnishing of Information. As long as any Member owns the Shares, the Parent covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Parent after the date hereof pursuant to the Exchange Act. As long as any Member owns Shares, if the Parent is not required to file reports pursuant to such laws, it will prepare and furnish to the Members and make publicly available in accordance with Rule 144(c) promulgated by the SEC pursuant to the Securities Act, such information as is required for the Member to sell the Shares under Rule 144. The Parent further covenants that it will take such further action as any holder of Shares may reasonably request, all to the extent required from time to time to enable such person to sell the Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

SECTION 7.09. Indemnification of Investors. The Parent will indemnify and hold the Members and their directors, officers, shareholders, partners, employees and agents (each, an “Investor Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation (collectively, “Losses”) that any such Investor Party may suffer or incur as a result of or relating to any misrepresentation, breach or inaccuracy of any representation, warranty, covenant or agreement made by the Company or Parent in any transaction document. In addition to the indemnity contained herein, the Parent will reimburse each Investor Party for its reasonable legal and other expenses (including the cost of any investigation, preparation and travel in connection therewith) incurred in connection therewith, as such expenses are incurred. The total amount of indemnity payable hereunder to any Member shall not exceed the fair market value of the Company Units exchanged by such Member for the Parent Stock pursuant hereto.

SECTION 7.10. Non-Public Information. Each of the Company and Parent covenant and agree that neither it nor any other person acting on their behalf will provide any Member or its agents or counsel with any information that the Company or Parent believes constitutes material non-public information, unless prior thereto such Member shall have executed a written agreement regarding the confidentiality and use of such information. Each of the Company and Parent understands and confirms that each Member shall be relying on the foregoing representations in effecting transactions in securities of the Parent.

ARTICLE VIII

Miscellaneous

SECTION 8.01. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Parent, to:

RTO Holdings, Inc.
12890 Hilltop Road
Argyle, Texas 76226
Attention: Timothy Halter
Facsimile: (972) 233 - 0300

If to the Members or the Company, to:

Orion Ethanol
307 S. Main
Pratt, Kansas 67124
Attention: Patrick Barker
Facsimile: (620) 672-3142

with a copy to:

Thelen, Reid & Priest, LLP
701 Eighth Street, N.W.
Washington, D.C. 20001
Attention: Louis A. Bevilacqua, Esq.
Facsimile: (202) 654-1804

SECTION 8.02. Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company, Parent and the Members holding a majority of the Shares. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right. No consideration shall be offered or paid to any Member to amend or consent to a waiver or modification of any provision of any transaction document unless the same consideration is also offered to all Members who then hold Shares.

SECTION 8.03. Replacement of Securities. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, the Parent shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Parent of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares. If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, the Parent may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

SECTION 8.04. Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Members, Parent and the Company will be entitled to specific performance under this Agreement. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

SECTION 8.05. Independent Nature of Members' Obligations and Rights. The obligations of each Member under this Agreement are several and not joint with the obligations of any other Member, and no Member shall be responsible in any way for the performance of the obligations of any other Member under this Agreement. The decision of each Member to acquire Shares pursuant to this Agreement has been made by such Member independently of any other Member. Nothing contained herein, and no action taken by any Member pursuant thereto, shall be deemed to constitute the Members as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Members are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated herein. Each Members acknowledges that no other Member has acted as agent for such Member in connection with making its investment hereunder and that no Member will be acting as agent of such Member in connection with monitoring its investment in the Shares or enforcing its rights under this Agreement. Each Member shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Member to be joined as an additional party in any proceeding for such purpose. Each of the Company and Parent acknowledge that each of the Members has been provided with this same Agreement for the purpose of closing a transaction with multiple Members and not because it was required or requested to do so by any Member.

SECTION 8.06. Limitation of Liability. Notwithstanding anything herein to the contrary, each of the Parent and the Company acknowledge and agree that the liability of a Member arising directly or indirectly, under any transaction document of any and every nature whatsoever shall be satisfied solely out of the assets of such Member, and that no trustee, officer, other investment vehicle or any other affiliate of such Member or any investor, shareholder or holder of shares of beneficial interest of such Member shall be personally liable for any liabilities of such Member.

SECTION 8.07. Interpretation; Disclosure Letters. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

SECTION 8.08. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

SECTION 8.09. Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

SECTION 8.10. Entire Agreement; Third Party Beneficiaries. This Agreement, including the Exhibits hereto, taken together with the Company Disclosure Letter and the Parent Disclosure Letter, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) are not intended to confer upon any person other than the parties any rights or remedies.

SECTION 8.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Nevada are mandatorily applicable to the Transactions.

SECTION 8.12. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

The parties hereto have executed and delivered this Securities Exchange Agreement as of the date first above written.

The Parent:
RTO HOLDINGS, INC. By: /s/ Timothy Halter Name: Timothy Halter Title: CEO and President

The Company:
ORION ETHANOL By: /s/ Patrick Barker Name: Patrick Barker Title: President

[Member Securities Exchange Agreement Signature Pages Follow]

The parties hereto have executed and delivered this Securities Exchange Agreement as of the date first above written.

The Members:

For Individuals:

J. Porter Loomis
Print Name Above

/s/ J. Porter Loomis
Sign Name Above

For Entities:

SNB Associates, LLC
Print Name Above

By:  /s/ Patrick N. Barker
Name: Patrick N. Barker
Title: Principal

The parties hereto have executed and delivered this Securities Exchange Agreement as of the date first above written.

The Members:

For Individuals:

Jerry Rafferty
Print Name Above

/s/ Jerry Rafferty
Sign Name Above

For Entities:

Whispering Pines Investments, LLC
Print Name Above

By:  /s/ Whispering Pines Investments, LLC
Name:
Title:

The parties hereto have executed and delivered this Securities Exchange Agreement as of the date first above written.

The Members:

For Individuals: __________________________ Print Name Above __________________________ Sign Name Above For Entities: HB Partners, LLC Print Name Above By: /s/ HB Partners, LLC Name: Title:

The parties hereto have executed and delivered this Securities Exchange Agreement as of the date first above written.

The Members:

For Individuals: __________________________ Print Name Above __________________________ Sign Name Above For Entities: WP Investments, LLC Print Name Above By: /s/ WP Investments, LLC Name: Title:

The parties hereto have executed and delivered this Securities Exchange Agreement as of the date first above written.

The Members:

For Individuals: __________________________ Print Name Above __________________________ Sign Name Above For Entities: Wildcat Holdco Print Name Above By: /s/ Wildcat Holdco Name: Title:

The parties hereto have executed and delivered this Securities Exchange Agreement as of the date first above written.

The Members:

For Individuals:

__________________________
Print Name Above

__________________________
Sign Name Above

For Entities:

Gateway Investors, LLC
Print Name Above

By:  /s/ Gateway Investors, LLC
Name:
Title:

The parties hereto have executed and delivered this Securities Exchange Agreement as of the date first above written.

The Members:

For Individuals:

__________________________
Print Name Above

__________________________
Sign Name Above

For Entities:

Cargill Biofuels Investments, LLC
Print Name Above

By:  /s/ Cargill Biofuels Investments, LLC
Name:
Title:

EXHIBIT A

Members of Orion Ethanol

Name of Member	Address of Member	Tax ID Number of Member (if Applicable)	Number of Company Membership Interests Being Exchanged	Percentage of Total Company Units Represented By Membership Interests Being Exchanged	Number of Shares of Parent Stock to be Received by Member after Exchange
SNB Associates, LLC	307 S. Main St. Pratt, KS 67124	20-2339040	71,960	72.11%	22,503,772
Whispering Pines Investments, LLC	420 S. Thompson St., Pratt, KS 67124	20-4039423	4,497	4.46%	1,406,486
HB Partners, LLC	248 E. Berg Rd., Salina, KS 67401	20-5384460	4,497	4.46%	1,406,486
Jerry Rafferty	6079 E. 300 South, Franklin, IN 46131	###-##-####	4,497	4.46%	1,406,486
WP Investments, LLC	10026 Country Club Road, Pratt, Kansas, 67124.	45-0541329	4,497	4.46%	1,406,486
Wildcat Holdco, LLC	307 S. Main St. Pratt, KS 67124	20-2474808	7,365	7.37%	2,303,285
Gateway Investors, LLC	248 E. Berg Rd., Salina, KS 67401	20-4249696	1,151	1.15%	359,888
J Porter Loomis	420 S. Thompson St, Pratt, KS 67124	20-3867284	384	0.38%	119,963
Cargill Biofuels Investments, LLC	15407 McGinty Road West, Minnetonka, MN 55343	20-4045797	1,151	1.15%	359,888

TOTAL			100,000	100.00%	31,272,740

EXHIBIT B

Form of Warrant

(See Attached)

THE SALE AND ISSUANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE DISTRIBUTION THEREOF. THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, OR TRANSFERRED UNLESS (I) A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO THESE SECURITIES AND SUCH OFFER, SALE, PLEDGE, OR TRANSFER IS IN COMPLIANCE WITH APPLICABLE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION OR (II) THERE IS AN OPINION OF COUNSEL OR OTHER EVIDENCE, IN EITHER CASE, SATISFACTORY TO THE CORPORATION, THAT AN EXEMPTION THEREFROM IS AVAILABLE AND THAT SUCH OFFER, SALE, PLEDGE, OR TRANSFER IS IN COMPLIANCE WITH APPLICABLE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION. THE RECEIPT OF THIS WARRANT MAY RESULT IN TAXABLE INCOME TO YOU.  YOU SHOULD CONSULT YOUR ACCOUNTANT OR OTHER TAX ADVISOR REGARDING THE SPECIFIC TAX EFFECTS TO YOU OF THE RECEIPT OF THIS WARRANT

WARRANT TO PURCHASE COMMON STOCK
of
RTO HOLDINGS, INC.

This certifies that, for value received, ______________, ("Holder”) is entitled, subject to the terms set forth below, to purchase from RTO HOLDINGS, INC., a Nevada corporation (the “Company”), a number of shares of the Common Stock of the Company, par value $.001 per share (the “Common Stock”) equal to the quotient of (i) twenty percent (20%) of such initial Holder’s original investment in Gateway Holdco, LLC, a Kansas limited liability company, divided by the price (the “Investor Purchase Price”) paid by investors for shares of the Company’s Common Stock in the next equity financing round in which the Company receives proceeds of at least $20 million (the “PIPE”), upon surrender hereof, at the principal office of the Company referred to below, with the Notice of Exercise form attached hereto duly executed, and simultaneous payment therefor in lawful money of the United States or otherwise as hereinafter provided, at the Exercise Price as set forth in Section 2 below. The number, character and Exercise Price of such shares of Common Stock are subject to adjustment as provided below. If securities other than shares of Common Stock are issued in the PIPE, then the Investor Purchase Price shall be deemed to be the price attributable to a share of common stock at the valuation attributable to the Company in the PIPE on a “pre-money” basis. The term “Warrant” as used herein shall include this Warrant and any warrants delivered in substitution or exchange therefor as provided herein.

1. Term of Warrant. Subject to the terms and conditions set forth herein, this Warrant shall be exercisable, in whole or in part, during the term commencing on the date that the PIPE Closes (the “PIPE Closing Date”) and ending at 5:00 p.m., Eastern Daylight Time, on third anniversary following the PIPE Closing Date and shall be void thereafter.

2. Exercise Price. The Exercise Price at which this Warrant may be exercised shall be equal to 125% of the Investor Purchase Price, as adjusted from time to time pursuant to Section 11 hereof (the “Exercise Price”). Notwithstanding the foregoing, if securities other than the shares of Common Stock are issued in the PIPE, then the Exercise Price shall be deemed to be 125% of the price attributable to a share of Common Stock at the valuation attributable to the Company in the PIPE on “pre-money” basis.

3. Exercise of Warrant.

(a) The purchase rights represented by this Warrant are exercisable by the Holder in whole or in part, but not for more than the number of shares which may then constitute the maximum number purchasable (such number being subject to adjustment as provided in Section 11 below), at any time, or from time to time, during the term hereof as described in Section 1 above, by the surrender of this Warrant and the Notice of Exercise annexed hereto duly completed and executed on behalf of the Holder, at the office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company), upon payment (i) in cash or by check acceptable to the Company, (ii) by cancellation by the Holder of indebtedness or other obligations of the Company to the Holder, or (iii) by a combination of (i) and (ii), of the purchase price of the shares of Common Stock to be purchased.

(b) Notwithstanding any provisions herein to the contrary, if the fair market value of one share of Common Stock is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of exercising this Warrant for cash, the Holder may elect to receive shares equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Notice of Exercise and notice of such election in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

X = Y(A-B)
A

Where	X	=	the number of shares of Common Stock to be issued to the Holder

Y	=	the number of shares of Common Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation)

A	=	the fair market value of one share of the Company’s Common Stock (at the date of such calculation)

B	=	Exercise Price (as adjusted to the date of such calculation)

For purposes of the above calculation, fair market value of one share of Common Stock shall be determined by the Company’s Board of Directors in good faith; provided, however, that where there exists a public market for the Company’s Common Stock at the time of such exercise, the fair market value per share shall be the average of the closing bid and asked prices of the Common Stock quoted in the Over-The-Counter Market Summary or the last reported sale price of the Common Stock or the closing price quoted on any exchange on which the Common Stock is listed, whichever is applicable, as published in the Eastern Edition of The Wall Street Journal for the five (5) trading days prior to the date of determination of fair market value. Notwithstanding the foregoing, in the event the Warrant is exercised in connection with the Company’s initial public offering of Common Stock, the fair market value per share shall be the per share offering price to the public of the Company’s initial public offering.

(c) This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the shares of Common Stock issuable upon such exercise shall be treated for all purposes as the holder of record of such shares as of the close of business on such date. As promptly as practicable on or after such date and in any event within ten (10) days thereafter, the Company at its expense shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of shares of Common Stock issuable upon such exercise. In the event that this Warrant is exercised in part, the Company at its expense will execute and deliver a new Warrant of like tenor exercisable for the number of shares for which this Warrant may then be exercised.

4. Fractional Shares or Scrip. Fractional shares or scrip representing fractional shares may be issued upon the exercise of this Warrant.

5. Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor and amount.

6. Rights of Stockholders. This Warrant shall not entitle its Holder to any of the rights of a stockholder of the Company.

7. Restrictions on Transfer. The Holder of this Warrant by acceptance hereof agrees that this Warrant may not be transferred in whole or in part until after the PIPE Closing and may only be transferred thereafter in compliance with all applicable federal and state securities laws.

8. Reservation of Stock. The Company covenants that during the term this Warrant is exercisable, the Company will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the exercise of this Warrant and, from time to time, will take all steps necessary to amend its certificate of incorporation as amended (the “Certificate”) to provide sufficient reserves of shares of Common Stock issuable upon exercise of the Warrant. The Company further covenants that all shares that may be issued upon the exercise of rights represented by this Warrant and payment of the Exercise Price, all as set forth herein, will be free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously or otherwise specified herein). The Company agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the exercise of this Warrant.

9. Notices.

(a) Whenever the Exercise Price or number of shares of Common Stock purchasable hereunder shall be adjusted pursuant to Section 11 hereof, the Company shall issue a certificate signed by its Chief Financial Officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Exercise Price and number of shares purchasable hereunder after giving effect to such adjustment, and shall cause a copy of such certificate to be mailed (by first-class mail, postage prepaid) to the Holder of this Warrant.

(b) In case:

(i) the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time receivable upon the exercise of this Warrant) for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or

(ii) of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company with or into another corporation, or any conveyance of at least 51% of the assets of the Company to another corporation, or

(iii) of any voluntary dissolution, liquidation or winding-up of the Company,

then, and in each such case, the Company will mail or cause to be mailed to the Holder or Holders a notice specifying, as the case may be, (A) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (B) the date on which such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such stock or securities at the time receivable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up. Such notice shall be mailed at least 15 days prior to the date therein specified.

(c) All such notices, advices and communications shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery and (ii) in the case of mailing, on the third business day following the date of such mailing.

10. Amendments.

(a) Any term of this Warrant may be amended with the written consent of the Company and the Holder. The Company has issued various warrants on the date hereof, and the Company agrees that it will not agree to any amendments to any of the warrants issued on the date hereof that are favorable to any single warrant holder without giving the same benefit to all other warrant holders who received Company warrants on the date hereof.

(b) No waivers of, or exceptions to, any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

11. Adjustments. The Exercise Price and the number of shares purchasable hereunder are subject to adjustment from time to time as follows:

11.1 Merger, Sales of Assets, etc. If at any time while this Warrant, or any portion thereof, is outstanding and unexpired there shall be (i) a reorganization (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), (ii) a merger or consolidation of the Company with or into another corporation in which the Company is not the surviving entity, or a reverse triangular merger in which the Company is the surviving entity but the shares of the Company’s capital stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise, or (iii) a sale or transfer of the Company’s properties and assets as, or substantially as, an entirety to any other person, then, as a part of such reorganization, merger, consolidation, sale or transfer, lawful provision shall be made so that the holder of this Warrant shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the Exercise Price then in effect, the number of shares of stock or other securities or property of the successor corporation resulting from such reorganization, merger, consolidation, sale or transfer that a holder of the shares deliverable upon exercise of this Warrant would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if this Warrant had been exercised immediately before such reorganization, merger, consolidation, sale or transfer, all subject to further adjustment as provided in this Section 11. The foregoing provisions of this Section 11.1 shall similarly apply to successive reorganizations, consolidations, mergers, sales and transfers and to the stock or securities of any other corporation that are at the time receivable upon the exercise of this Warrant. If the per-share consideration payable to the holder hereof for shares in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Company’s Board of Directors. In all events, appropriate adjustment (as determined in good faith by the Company’s Board of Directors) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after the transaction, to the end that the provisions of this Warrant shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant.

11.2 Reclassification, etc. If the Company, at any time while this Warrant, or any portion hereof, remains outstanding and unexpired by reclassification of securities or otherwise, shall change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such reclassification or other change and the Exercise Price therefor shall be appropriately adjusted, all subject to further adjustment as provided in this Section 11.

11.3 Split, Subdivision or Combination of Shares. If the Company at any time while this Warrant, or any portion hereof, remains outstanding and unexpired shall split, subdivide or combine the securities as to which purchase rights under this Warrant exist, into a different number of securities of the same class, (i) the number of shares of Common Stock or other securities issuable upon the exercise of this Warrant shall be proportionately increased in the case of a split or subdivision or proportionately decreased in the case of a combination and (ii) the Exercise Price for such securities shall be proportionately decreased in the case of a split or subdivision or proportionately increased in the case of a combination.

11.4 Adjustments for Dividends in Stock or Other Securities or Property. If while this Warrant, or any portion hereof, remains outstanding and unexpired the holders of the securities as to which purchase rights under this Warrant exist at the time shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property (other than cash) of the Company by way of dividend, then and in each case, this Warrant shall represent the right to acquire, in addition to the number of shares of the security receivable upon exercise of this Warrant, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (other than cash) of the Company that such holder would hold on the date of such exercise had it been the holder of record of the security receivable upon exercise of this Warrant on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional stock available by it as aforesaid during such period, giving effect to all adjustments called for during such period by the provisions of this Section 11.

11.5 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 11, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder of this Warrant a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request, at any time, of any such Holder, furnish or cause to be furnished to such Holder a like certificate setting forth: (i) such adjustments and readjustments; (ii) the Exercise Price at the time in effect; and (iii) the number of shares and the amount, if any, of other property that at the time would be received upon the exercise of the Warrant.

11.6 No Impairment. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 11 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this Warrant against impairment.

12. Miscellaneous.

12.1 Governing Law. This Warrant shall be governed by and construed according to the laws of the State of Nevada without regard to its conflicts of law principles.

12.2 References. Unless the context otherwise requires, any reference to a “Section” refers to a section of this Warrant. Any reference to “this Section” refers to the whole number section in which such reference is contained.

12.3 Definitions. Capitalized terms used in this Warrant but not defined herein shall have the meanings set forth in the Warrant Agreement.

[signature page follows]

IN WITNESS WHEREOF, RTO Holdings, Inc., has caused this Warrant to be executed by its officers thereunto duly authorized as of August __, 2006.

RTO HOLDINGS, INC. By _______________________________ Name: Title:

NOTICE OF EXERCISE

TO:	RTO HOLDINGS, INC.

(1) The undersigned hereby (A) elects to purchase _____ shares of Common Stock of RTO HOLDINGS, INC., pursuant to the provisions of Section 3(a) of the attached Warrant, and tenders herewith payment of the purchase price for such shares in full, or (B) elects to exercise this Warrant for the purchase of _______ shares of Common Stock, pursuant to the provisions of Section 3(b) of the attached Warrant.

(2) In exercising this Warrant, the undersigned hereby confirms and acknowledges that the shares of Common Stock are being acquired solely for the account of the undersigned and not as a nominee for any other party, and for investment, and that the undersigned will not offer, sell or otherwise dispose of any such shares of Common Stock except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any applicable state securities laws.

(3) Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

___________________________ (Name) ___________________________ (Name)

(4) Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of the undersigned or in such other name as is specified below:

____________________________ (Date)	___________________________ (Name) ___________________________ (Signature)

EXHIBIT C

Form of Make Whole Agreement

(See Attached)

MAKE WHOLE AGREEMENT

This Make Whole Agreement (the “Agreement”) is entered into as of August 28, 2006 by and among the stockholders of RTO HOLDINGS, INC., a Nevada corporation (“RTO Holdings”) that execute this Agreement on the signature page hereto (each a “Party” and collectively, the “Parties”).

BACKGROUND

Certain of the Parties (the “Orion Development Members”) were formerly members of Orion Development, LLC, a Kansas limited liability company (“Orion Development”). Each of the Orion Development Members had held the respective percentage ownership in Orion Development reflected opposite each such Member’s name on Schedule A attached hereto as evidenced by the number of Units of Orion Development reflected on such Schedule A and the related rights of such Member in, and obligations under, the Operating Agreement of Orion Development, dated June 20, 2006 (the “Orion Development Operating Agreement”) (collectively, the “Orion Development Interests”). Certain of the Parties (the “Gateway Members”), were formerly members of Gateway Holdco, LLC, a Kansas limited liability company (“Gateway Holdco”). Each of the Gateway Members had held the respective percentage ownership in Gateway Holdco reflected opposite each such Member’s name on Schedule B attached hereto as evidenced by the number of Units of Gateway Holdco reflected on such Schedule B and the related rights of such Member in, and obligations under, the Operating Agreement of Gateway Holdco, dated March 30, 2006 (the “Gateway Holdco Operating Agreement”) (collectively, the “Gateway Interests”).

Pursuant to a Unit Exchange Agreement, dated August 28, 2006, by and among the Orion Development Members and Orion Ethanol, LLC, a Kansas limited liability company, (“Orion Ethanol”), the Orion Development Members exchanged their Orion Development Interests for units of Orion Ethanol (the “Orion Ethanol Interests”). Pursuant to a Unit Exchange Agreement, dated August 28, 2006, by and among certain Gateway Members and Orion Ethanol, certain Gateway Members exchanged their Gateway Interests for Orion Ethanol Interests. Thereafter, pursuant to a Securities Exchange Agreement, dated August 28, 2006, by and among Orion Ethanol, the members of Orion Ethanol and RTO Holdings, the members of Orion Ethanol exchanged their Orion Ethanol Interests for 31,272,740 shares (the “RTO Shares”) of common stock, in the aggregate, of RTO Holdings. The RTO Shares represent 95.75% of the issued and outstanding capital stock of RTO Holdings.

As a result of the transactions effected pursuant to such Securities Exchange Agreement, the Gateway Members own 9.62% of RTO Holdings and the Orion Development Members hold 86.13% of RTO Holdings.

In order to induce the Gateway Members to enter into the aforementioned Unit Exchange Agreement and Securities Exchange Agreement, the Orion Development Members agreed to enter into this Agreement pursuant to which the RTO Shares received by the Orion Development Members and the Gateway Members pursuant to the Securities Exchange Agreement will be reallocated between them under the circumstances described below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, the Orion Development Members and the Gateway Members hereby agree as follows:

1. PIPE Transaction. If RTO Holdings does not consummate an equity financing transaction in which RTO Holdings receives gross proceeds of at least $20 million on or before July 31, 2007 (the “PIPE”), the RTO Shares received pursuant to the Securities and Exchange Agreement will be reallocated by causing Orion Development Members to transfer, on a pro rata basis, to the Gateway Members a number of RTO Shares held by them, such that, in the aggregate, following such transfer, the Gateway Members will own 62.09% of the issued and outstanding capital stock of RTO Holdings (the “Transactions”). The RTO Shares so transferred to the Gateway Members will be allocated among the Gateway Members in proportion to their respective ownership interests in Gateway Holdco as reflected on Schedule B attached hereto.

2. Transfer of RTO Shares.

(a)  The Orion Development Members shall not sell, transfer or otherwise convey or dispose of any RTO Shares held by them that may be transferred to a Gateway Member hereunder unless the transferee or other acquiror of such RTO Shares agrees in writing to be bound by the terms and conditions of this Agreement.

(b) Upon written request of the Gateway Members, the Orion Development Members shall make reasonable representations to the Gateway Members regarding ownership of the RTO Shares and authority to transfer RTO Shares hereunder. Similarly, upon written request of the Orion Development Members, the Gateway Members shall make reasonable representations to the Orion Development Members to allow the Orion Development Members to confirm that the RTO Shares may be transferred hereunder without violation of federal or state securities laws. Such representations, if requested, shall be a condition precedent to the Transactions contemplated hereby.

3. Termination. This Agreement shall automatically terminate upon the closing of the PIPE.

4. Further Assurances. Each Party shall execute and deliver or cause to be executed and delivered from time to time, whether prior to or after the Transactions, such instruments, documents, agreements, consents and assurances and take such other actions, as may reasonably be required, to carry out the intent of this Agreement.

5. Successors and Assigns. The provisions of this Agreement shall bind and inure to the benefit of the parties to this Agreement and their respective successors and assigns.

6. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Kansas, without regard to conflict of laws principles.

7. Construction. This Agreement has been negotiated and prepared jointly by all parties hereto, has been reviewed by legal counsel to each Party, and, as such, shall not be construed against or in favor of any Party by reason of the drafting of any provision by any Party or by legal counsel thereto.

8. Counterparts. This Agreement may be executed in one or more counterparts and on telecopy counterparts, each of which when so executed shall be deemed to be an original, but all of which take together shall constitute one and the same agreement.

9. Headings. The headings, captions, and arrangements used in this Agreement are for convenience only, and shall not affect the interpretation of this Agreement.

10. Amendment. This Agreement may only be amended by a written agreement signed by each of the parties hereto.

[Signature Pages Follow]

[Orion Development Members Signature Page]

IN WITNESS WHEREOF, each of the Orion Development Members has executed this Agreement as of the date first above written.

SNB Associates, LLC Print Name of Orion Development Member Above By: /s/ SNB Associates, LLC Name: Title: Address: 307 S. Main St Pratt, KS 67124

[Orion Development Members Signature Page]

IN WITNESS WHEREOF, each of the Orion Development Members has executed this Agreement as of the date first above written.

Whispering Pines Investments, LLC Print Name of Orion Development Member Above By: /s/ Whispering Pines Investments, LLC Name: Title: Address: 420 S. Thompson St. Pratt, Kansas 67124

[Orion Development Members Signature Page]

IN WITNESS WHEREOF, each of the Orion Development Members has executed this Agreement as of the date first above written.

HB Partners, LLC Print Name of Orion Development Member Above By: /s/ HB Partners, LLC Name: Title: Address: 248 E. Berg Rd. Salina, KS 67401

[Orion Development Members Signature Page]

IN WITNESS WHEREOF, each of the Orion Development Members has executed this Agreement as of the date first above written.

Jerry Rafferty Print Name of Orion Development Member Above By: /s/ Jerry Rafferty Name: Title: Address: 6079 E. 300 South Franklin, IN 46131

[Orion Development Members Signature Page]

IN WITNESS WHEREOF, each of the Orion Development Members has executed this Agreement as of the date first above written.

WP Investments, LLC Print Name of Orion Development Member Above By: /s/ WP Investments, LLC Name: Title: Address: 10026 Country Club Rd. Pratt, KS 67124

[Gateway Members Signature Page]

IN WITNESS WHEREOF, each of the Gateway Members has executed this Agreement as of the date first above written.

Wildcat Holdco Print Name of Gateway Member Above By: /s/ Wildcat Holdco Name: Title: Address: 307 S. Main St Pratt, KS 67124

[Gateway Members Signature Page]

IN WITNESS WHEREOF, each of the Gateway Members has executed this Agreement as of the date first above written.

J. Porter Loomis Print Name of Gateway Member Above By: /s/ J. Porter Loomis Name: Title: Address: 420 S. Thompson St. Pratt, KS 67124

[Gateway Members Signature Page]

IN WITNESS WHEREOF, each of the Gateway Members has executed this Agreement as of the date first above written.

Cargill Biofuels Investments, LLC Print Name of Gateway Member Above By: /s/ Cargill Biofuels Investments, LLC Name: Title: Address: 15407 McGinty Road West Minnetonka, MN 55343

Schedule A

Name of Orion Development Member	Number of Units in Orion Development Held	Percentage of Orion Development Units Held
SNB Associates, LLC	6,000,000	80%
Whispering Pines Investments, LLC	375,000	5%
HB Partners, LLC	375,000	5%
Jerry Rafferty	375,000	5%
WP Investments, LLC	375,000	5%

TOTAL	7,500,000	100%

Schedule B

Name of Gateway Member	Number of Units in Gateway Holdco Held	Percentage of Gateway Holdco Units Held
Wildcat Holdco, LLC	9600	45.498%
Gateway Investors, LLC	1500	7.109%
J. Porter Loomis	500	2.369%
Cargill Biofuels Investments, LLC	1500	7.109%

TOTAL	13,100	62.09%